Exhibit (10)-ii

Summary of Terms For Company Contribution For Certain Participants in the 401(k) Excess Program

On February 27, 2006, the Compensation Committee of the Company’s Board of Directors (the “Compensation Committee”) approved a one-time arrangement to make limited contributions for the benefit of employees, including named executive officers of the Company, participating in the 401(k) Excess Program (“Excess Program”) under the Company’s non-qualified Executive Deferred Compensation Plan.  The contributions were made as a technical correction in the administration of the Excess Program.  As a standard feature of the Excess Program, the Company made a matching contribution based on a percentage of the employee’s salary and level of contribution into that program.

However, the Company determined that because changes in IRS regulations under Internal Revenue Code Section 409A did not allow previously elected deferrals of certain performance-based bonuses, affected employees would not be entitled to receive the expected benefits of the Company matching contribution on those deferrals.  In order to preserve the intended matching contribution, the Compensation Committee authorized affected employees to receive Company contributions into their Excess Program deferral accounts in the amounts they would have received if the Company had been able to permit deferral of performance-based bonus compensation into the Excess Program under their elections.